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                                                                      EXHIBIT 11
                          Elite Information Group, Inc.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                                                       Year Ended December 31,
                                                                        -----------------------------------------------------
                                                                          1999                  1998                  1997
                                                                        ---------             ---------             ---------
Net income (loss) from continuing operations                            $   3,794             $  (1,299)            $  (2,120)
Net income (loss) from discontinued operations                               (382)               (6,298)                5,059
Gain on sale of discontinued operations                                     4,919                    --                    --
                                                                        ---------             ---------             ---------
Net income (loss)                                                       $   8,331             ($  7,597)            $   2,939
                                                                        =========             =========             =========

BASIC EARNINGS PER SHARE:

    Weighted average common shares outstanding                              8,305                 8,815                 9,085
                                                                        =========             =========             =========

    Net income (loss) from continuing operations                        $    0.46             $   (0.15)            $   (0.23)
    Net income (loss) from discontinued operations                          (0.05)                (0.71)                 0.55
    Gain on sale of discontinued operations                                  0.59                    --                    --
                                                                        ---------             ---------             ---------
    Net income (loss) per common share                                  $    1.00             $   (0.86)            $    0.32
                                                                        =========             =========             =========
DILUTED EARNINGS PER SHARE:

    Weighted average common shares outstanding                              8,305                 8,815                 9,085

    Addition from assumed exercise of stock options                           279                    --                    52

    Weighted average common and common equivalent
                                                                        ---------             ---------             ---------
        shares outstanding                                                  8,584                 8,815                 9,137
                                                                        =========             =========             =========

    Net income (loss) from continuing operations                        $    0.44             $   (0.15)            $   (0.23)
    Net income (loss) from discontinued operations                          (0.04)                (0.71)                 0.55
    Gain on sale of discontinued operations                                  0.57                    --                    --
                                                                        ---------             ---------             ---------
    Net income (loss) per common and common equivalent share            $    0.97             $   (0.86)            $    0.32
                                                                        =========             =========             =========